Exhibit 99.1

Verde Clean Fuels, Inc. and Cottonmouth Ventures LLC Announce Joint Development Agreement for a Proposed Natural Gas-to-Gasoline Facility in Permian Basin

Verde Clean Fuels aims to deploy its proprietary STG+ process utilizing Permian Basin natural gas produced by Diamondback Energy’s operations with the goal to produce approximately 3,000 barrels per day of RBOB gasoline

HOUSTON – February 13, 2024 – Verde Clean Fuels, Inc. (NASDAQ: VGAS) (“Verde” and “Company”) and Cottonmouth Ventures LLC, a subsidiary of Diamondback Energy (NASDAQ: FANG) (“Diamondback”), today announced that the parties have executed a Joint Development Agreement (“JDA”) for the proposed development, construction, and operation of a facility to produce commodity-grade gasoline utilizing associated natural gas feedstock supplied from Diamondback’s operations in the Permian Basin.

The JDA provides a pathway forward for the parties to reach final definitive documents and Final Investment Decision (“FID"). The JDA frames the contracts contemplated to be entered into between the parties, including an operating agreement, ground lease agreement, construction agreement, license agreement and financing agreements as well as conditions precedent to close such as FID.

The expectation of the project is to produce approximately 3,000 barrels per day of fully-refined gasoline utilizing Verde’s patented STG+® process. By consuming natural gas in the pipeline-constrained Permian Basin as feedstock, the proposed project could demonstrate the ability to mitigate the flaring of up to 34 million cubic feet of natural gas per day, while also producing a high-value, salable product.

“The Verde Clean Fuels team is incredibly excited to finalize this JDA with Diamondback Energy with the goal to produce gasoline from natural gas in the Permian Basin,” said Ernie Miller, CEO of Verde. “This arrangement brings compounding economic and environmental benefits to West Texas. We believe that the ability to de-bottleneck midstream constraint along with the potential to reduce flaring of natural gas while creating less carbon intensive gasoline is of paramount interest to natural gas producers.”

“This agreement, with the first planned project in Martin County, fits perfectly with Diamondback’s strategy to decarbonize the oil field while ensuring a return for our investors,” said Kaes Van’t Hof, President of Diamondback. “Additionally, the scalability of the project is incredibly exciting, with similar natural gas-to-gasoline facilities possible across Diamondback’s locations in West Texas. We are proud to partner with Verde to bring this technology to the market.”

The proposed facility, which is to be located in Martin County, Texas in the heart of the Permian Basin, could serve as a template for additional natural gas-to-gasoline projects throughout the Permian Basin and other pipeline-constrained basins in the U.S., as well as addressing flared or stranded natural gas opportunities internationally.

About Verde Clean Fuels, Inc.

Verde Clean Fuels, Inc. is a renewable energy company focused on the development of commercial production plants to convert syngas, derived from diverse biomass feedstocks, such as yard waste, agricultural waste, and sorted municipal solid waste, as well as stranded or flared natural gas (including renewable natural gas) into gasoline through its innovative and proprietary liquid fuels technology, the STG+® process. Through its STG+® process, Verde converts syngas into fully finished fuels that require no additional refining, such as Reformulated Blend-stock for Oxygenate Blending (“RBOB”) gasoline. To learn more, please visit www.verdecleanfuels.com.

About Diamondback Energy

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward-Looking Statements

This document contains statements believed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts are forward-looking statements, and include statements regarding the contemplated development, construction and operation of the project, business strategy, projected operations, plans and objectives of management and anticipated production at the project. Words such as "expect," “could,” “goal,” “aim,” “may,” "anticipate," "intend," "plan," “ability,” "believe," "seek," "will," "would," “proposed,” “expectation,” “estimate,” “forecast,” “outlook,” “opportunity” or “strategy” or similar expressions are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

Although we believe the expectations and forecasts reflected in these forward-looking statements are reasonable, they are inherently subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond either party’s control. No assurance can be given that such forward-looking statements will be correct or achieved or that the assumptions are accurate or will not change over time. Particular uncertainties that could cause actual results to be materially different than those expressed in these forward-looking statements include:

•	ability to finalize definitive documents and reach a FID with respect to the project contemplated by the JDA;
•	ability to obtain financing for the facility;
•	ability to achieve expected production volumes and flaring reduction;
•	ability to successfully execute on the construction of the facility and enter into third party contracts on contemplated terms;
•	fluctuations in commodity prices and the potential for sustained low commodity prices;
•	equipment, service or labor price inflation or unavailability;
•	legislative, legal or regulatory changes that affect operations; and
•	other factors discussed in SEC filings, including Part I, Item 1A – Risk Factors in Verde’s periodic filings with the SEC, including Verde’s Annual Report on From 10-K. Verde’s SEC filings are available publicly on the SEC’s website at http://www.sec.gov.

We caution you not to place undue reliance on forward-looking statements contained in this press release, which speak only as of the date hereof, and neither party undertakes an obligation to update this information.

Contacts

Verde Investor Relations:
Caldwell Bailey (ICR)
verdeIR@icrinc.com